Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) will be effective as of January 1, 2011 (the “Effective Date”) by and between Accelerize New Media, Inc., a Delaware corporation with headquarters at 204 Riverside Ave., Newport Beach, CA 92663 (the “Company”), and Thomas Gabriele, an individual (“Employee”).  Company and Employee may hereinafter be collectively referred to as the (“Parties”), each a (“Party”).

1.           Term and Termination.  Employee’s employment shall be “at will”, meaning that notwithstanding anything to the contrary herein, Parties shall have the right to terminate Employee’s employment under this Agreement at any time without cause by giving notice of such termination to the other Party.  Section 7 of this Agreement shall continue in full force and effect during any period of employment and shall survive the termination of employment.

2.           Duties.  Employee shall be employed in the position of Chief Operations Officer for the Company.  Employee shall (a) be responsible, subject to the board of directors of the Company (the “Board”) and the President of the Company, for participating in the management and direction of the Company, (b) perform all duties incident to such offices and (c) perform such other tasks, consistent with Employee’s position with the Company, as may from time to time be assigned to Employee by the Board or other officers of the Company.  Employee shall devote all of Employee’s business time, labor, skill, and best ability to the performance of Employee’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  During the term of employment, Employee shall not directly or indirectly pursue any other business activity which unreasonably interferes with the performance of Employee’s duties and responsibilities hereunder; provided, however, that Employee may serve on civic or other charitable boards or committees and manage personal investments, so long as such activities do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder.

3.           Compensation. During the Term Employee shall receive an annual base salary (the “Annual Base Salary”) of One Hundred and Fifty Thousand Dollars ($150,000).  The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable withholding and other taxes.

4.           Additional Benefits.

(a)           Business Expenses.  The Company shall reimburse Employee for reasonable and properly documented business expenses incurred by Employee in connection with Employee’s employment by the Company.

(b)           Benefit Plans and Programs.  During the Term, the Company will pay your health insurance premiums (Only applicable under Company Group Plan).

(c)           Stock Option Plan.  Employee shall, to the extent Employee is otherwise eligible, be entitled to participate in the Company’s stock option plan; provided that any grant of options shall be subject to vesting and other terms and conditions as may be determined by the Board of Directors of the Company.  Upon execution of this agreement, Employee shall be granted a non-qualified stock option (an “NSO”) to purchase shares of the Company’s common stock subject to the terms and conditions of the option agreement between the Company and Employee relating to such option of even date herewith (the “NSO Agreement”).

5.          Illness or Disability.  If, because of Employee’s illness or other disability for a continuous period of more than 45 days, Employee is unable to render the services required by the Company as provided herein, the Company may terminate Employee’s employment hereunder.  Upon such termination, if any, Employee shall not be entitled to any further payments of any nature, except for payment of (a) any earned but unpaid Annual Base Salary and (b) unreimbursed business expenses (collectively, “Payable Amounts”).  All Payable Amounts shall become due and payable on the date of such termination.

6.          Death.  In the event of Employee’s death, the Term shall end and the obligation of the Company to make any payments whatsoever under this Agreement shall cease, except that Employee’s executors, administrators, or other legal representatives, shall be entitled to receive any Payable Amounts.

7.          Restrictions.  Employee acknowledges that the business in which the Company is engaged is highly competitive, and that Employee is a key executive of the Company.  Employee further acknowledges that Employee will acquire extensive confidential information and knowledge of the business of the Company, and will develop relationships with, and/or knowledge of, customers, clients, employees, sales agents, middlemen and suppliers of the Company and its subsidiaries and affiliates.  In light of the foregoing, Employee agrees as follows:

(a)           Non-Solicitation.  While Employee is employed by the Company and for a period of twelve (12) months thereafter, Employee agrees that Employee will not, either directly or indirectly, (i) attempt to recruit, solicit or take away any employee or consultant of Company; make known to any person, firm or corporation the names or addresses of, or any information pertaining to any employee or consultant of Company or (ii) attempt to call on, solicit or take away any customer or collaborating partner of Company or any prospective customer or collaborating partner of Company.

(b)           Non-Competition. While Employee is employed by the Company and for a period of twelve (12) months thereafter, (i) Employee will not directly or indirectly be interested in, as an owner, partner, member or shareholder of any entity, which directly competes/conflicts with the interest of any activity that is specific to the business of the Company and its affiliates from time to time (“Proscribed Activity”) provided, however, that Employee and members of Employees family may acquire (or hold) solely for investment purposes up to 5% of the outstanding equity interests in any publicly-traded company; and (ii) Employee will not, directly or indirectly as an employee, officer, director, partner, joint venturer, consultant or otherwise engage in any Proscribed Activity or participate, consult with, render services to or permit Employee’s name to be used or any other manner or capacity engage in any business or enterprise which engages in Proscribed Activity.

(c)           No Recruiting.  While Employee is employed by the Company and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, on Employee’s own behalf or as an owner, partner, officer, director, employee or consultant of any entity, hire or offer to hire any person who is or was an employee or contractor or collaborating partner of the Company during Employee’s employment with the Company.

(d)           Confidentiality.

(i)  Employee agrees at all times during Employee’s employment with the Company and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company and within the scope of Employee’s employment, or to disclose (except as required by law) to any person or entity, any Confidential Information of the Company.  Employee understands that “Confidential Information” means (i) any and all information, in whatever form, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory, received by Employee or generated by Employee on behalf of the Company at any time before or after the date of this Agreement relating to the current or prospective business, research and development activities, products, technology, strategy, organization and/or finances of the Company, or of third parties (including affiliates, vendors, suppliers and customers) with which the Company has a business relationship and (ii) any other information, in whatever form, designated by the Company as confidential, in either of cases (i) or (ii), above, whether disclosed to, or obtained by Employee prior or subsequent to the date of execution of this Agreement.  Confidential Information shall include without limitation customer lists, database information, samples, demonstration models or materials and other embodiments of products or prospective products, software and other technology, projections, existing and proposed projects or experiments, processes and methodologies and trade secrets and all Developments, as defined below, but excluding (A) information that the Company deliberately and voluntarily makes publicly available and (B) information disclosed by Employee to comply with a court, or other lawful compulsory, order compelling Employee to do so, provided Employee give the Company prompt notice of the receipt of such order and disclosure is limited only to disclosure necessary for such purpose. Employee specifically acknowledge that the Confidential Information derives independent economic value from not being readily known to, or ascertainable by proper means by others; that the Company has expended considerable sums and efforts to develop such Confidential Information; reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its affiliates, vendors, suppliers, or customers and that any retention, use or disclosure of such Confidential Information by Employee during the Term (except in the course of performing Employee’s duties under this Agreement) or any time after termination thereof for any reason, shall constitute a violation of this Agreement and the misappropriation of the trade secrets and Confidential Information of the Company or its affiliates, vendors, suppliers, or customers.

(ii)  Employee recognizes that the Company has received and in the future will receive Confidential Information of and from other companies subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in performing Employee’s duties under this Agreement.

(iii)  Employee agrees that all Confidential Information, in any form, shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of Employee’s employment, or at any other time that the Company may request, Employee shall deliver all Confidential Information in Employee’s control to the Company or, if instructed to do so by the Company, Employee will delete or destroy all Confidential Information in Employee’s control.

(e)           Assignment of Work Product.

(i) If at any time during Employee’s employment with the Company, Employee has or shall (either alone or with others, and whether before or after the date of this Agreement) make, conceive, create, discover, invent or reduce to practice any invention, design, development, improvement, process, software program, work of authorship, or technique, in whole or in part, or which results from any work which Employee may do for or at the request of the Company, whether or not conceived by Employee while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after Employee’s termination, whether or not patentable or registrable under copyright or similar statutes (herein called “Developments”) that (a) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, or (b) results directly or indirectly from tasks assigned to Employee by the Company or (c) results from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and all rights and interests therein and all records relating to such Developments shall be the sole and absolute property of the Company.  Employee shall promptly disclose to the Company each such Development and Employee shall deliver to the Company all records relating to each such Development.  Employee hereby assigns any rights (including, but not limited to, any rights under patent law and copyright law or other similar laws) Employee may have or acquire in the Developments to the Company, without further compensation.  Where applicable, all Developments which are copyrightable works shall be works made for hire.  To the extent any such work of authorship may not be deemed to be a work made for hire, Employee agrees to, and do hereby, irrevocably, perpetually and unconditionally transfer and assign to the Company all right, title, and interest including copyright in and to such work without further compensation.

           (ii)  Employee will, during Employee’s employment with the Company and at any time thereafter, at the request and cost of the Company, promptly sign all such assignments, applications and other documents, and take such other actions, as the Company and its duly authorized agents may reasonably require: (A) to evidence the Company’s ownership of any Development and to apply for, obtain, register and vest in the name of the Company, or renew, patents, copyrights, trademarks or other similar protection for any Development in any country throughout the world and (B) to initiate or defend any judicial, administrative or other proceedings in respect of such patents, copyrights, trademarks or other similar rights.

           (iii)  In the event the Company is unable, after reasonable effort, to secure Employee’s signature for such purposes for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact, to act for and in Employee’s name, behalf and stead, to execute and file any such assignments, applications or other documents and to do all other lawfully permitted acts to further the obtaining and protection of such patents, copyright or trademark registrations or other rights with the same legal force and effect as if executed by Employee.

           (iv)  Employee represents and warrants that (A) Employee does not have any pre-existing inventions that relate to the business of the Company and all inventions that Employee has made and own the intellectual property rights to as of the Effective Date that relate to the business of the Company shall be considered Developments and are subject to the terms of Section 8(d) and (B) all Developments that Employee has developed or with respect to which Employee has been associated while employed by the Company are the sole property of the Company and that there are no other claims or ownership rights in such property with respect to any other party.

(f)           Return of Property.  Upon the termination of the Employee’s employment or at any other time upon written request by the Company, Employee shall promptly deliver to the Company all records, files, memoranda, designs, data, reports, drawings, plans, computer programs, software and other documents (and all copies or reproductions for such materials in Employee’s possession or control) belonging to the Company, including, without limitation, and Developments and/or Confidential Information and anything relating thereto.

(g)           For the purposes of this Section 7, “Company” shall mean the Company and its subsidiaries and controlled affiliates.

           8.          Warranties and Representations.  Employee warrants and represents that Employee has not violated, and covenants that he will not violate, the terms of any prior Employment Agreements.  The foregoing shall include but is not limited to any non-solicitation provisions contained in such Employment Agreements.  In any cause of action for a breach of any such Employment Agreements, Employee shall indemnify and hold harmless Company for any losses of any kind incurred.

9.          General.

(a)           Cooperation.  During Employee’s employment and thereafter, Employee agrees to fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which Employee was involved during Employee’s employment with the Company or to which Employee had knowledge based on Employee’s employment with the Company.

(b)           Notices.  Any notice or any other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given (i) when delivered by personal delivery; or (ii) two days after sending by registered mail, postage prepaid, return receipt requested, to the party entitled thereto at the address stated below.

(A)	To Company:
204 Riverside Ave.
Newport Beach, CA 92663
Attn: Damon Stein

(B)	To Thomas Gabriele:
4139 Via Marina #105
Marina Del Rey, CA 90292

(c)           No Conflict.  Employee represents that Employee’s performance of all of the terms of this Agreement does not and will not conflict with or breach any agreement Employee has with any other party.

(d)           Waivers.  Any waiver by the Company of any provision of this Agreement shall not operate or be construed as a waiver of this Agreement or of any subsequent breach of such provision or any other provision.

(e)           Survival of Terms.  Employee’s obligations under Sections 8 and 10 of this Agreement shall survive the termination of this Agreement for any reason whatsoever regardless of the manner of such termination and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.

(f)           Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by the Company’s successors or assigns.  The Company shall have the right to assign this Agreement.

(g)           Scope of Restrictions.  Employee agrees that the unenforceability of any one clause of this Agreement shall in no way impair the enforceability of any of the other clauses.  If any of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, the parties hereto agree that such provisions shall be construed by the appropriate judicial body by limiting or reducing them, so as to be enforceable to the maximum extent legally permissible.

(h)           Remedies.  Employee agrees that a any breach or threatened breach of Section 8 of this agreement would result in irreparable harm to the Company; therefore, in addition to its other remedies at law or in equity, the Company shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of Section 8, without the posting of any bond.

(i)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law provisions.

(j)           Dispute Resolution.  If any dispute arises under this Agreement, the Parties agree to first try to resolve the dispute with the help of a mutually agreed upon mediator in the following location: Los Angeles, California.  Any costs and fees other than attorney’s fees associated with the mediation shall be shared equally by the parties.  If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to binding arbitration in the following location: Los Angeles, California.  The parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court with proper jurisdiction.

(k)           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof (except with respect to the NSO), and supersedes all prior discussions, promises, negotiations and agreements (whether written or oral).  The parties agree that the NSO Agreement governs the terms of the NSO and if any provision of this Agreement conflict with the terms of the NSO Agreement, the terms of the NSO Agreement shall govern. This Agreement may be amended or modified only by a written agreement executed by the Company and Employee.

(l)           Tax Withholding.  The Company may withhold from any amounts payable under this Agreement or otherwise all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Thomas Gabriele
Thomas Gabriele

ACCELERIZE NEW MEDIA, INC.

BY:	/s/ Brian Ross
Brian Ross
Title: Chief Executive Officer